NEWS RELEASE

	Contact:	Linda M. Siluk
Chief Financial Officer
(973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE	Investors:	Cara O’Brien/Athan Dounis
	Media:	Stephanie Sampiere
FD Morgen-Walke
(212) 850-5600

PARTY CITY CORPORATION REPORTS THIRD QUARTER AND NINE MONTH RESULTS

     Rockaway, New Jersey, May 6, 2003 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its operating results for the third quarter and nine months ended March 29, 2003.

     Third Quarter Results

     Net sales for Company-owned stores increased 11.1% to $95.8 million from $86.3 million in the third quarter of fiscal 2002. Same-store sales for Company-owned stores decreased 2.4% as compared with an increase of 13.5% for the same period last year. The Company’s third quarter sales performance was impacted by a shift of Easter business into the fourth quarter of fiscal 2003 versus the third quarter last year. Approximately $4.0 million of sales can be attributed to this calendar shift. During the quarter, the Company opened three new stores, bringing the total number of Company-owned stores with less than one full year of operations to 42, or 17% of the total Company-owned store base. On a comparable basis, stores with less than one year of operation in the prior year represented approximately 3% of the store base.

     Results for the fiscal 2003 third quarter included an after tax charge of $300,000, or $0.02 per diluted share, related to increased insurance expenses. The recent quarter’s profitability also reflected the larger number of new locations in the store mix and the shift in the Easter holiday. After reflecting these elements, the net loss for the quarter was $1.8 million, or $0.11 per share. This compared to a net loss of $96,000, or $0.01 per share in the third quarter last year.

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     Gross margin was 26.8% compared with 29.5% in the same period last year. This decrease in gross margin percent is due to a higher occupancy cost ratio for new stores, increased insurance expenses related to existing stores, and the shift of the Easter business to the fourth quarter. Store operating and selling expense as a percentage of net sales was 24.2% versus 23.2% in the comparable period due mainly to start-up costs and increased advertising expense associated with stores in their first year of operation. General and administrative expense was 7.5% compared with 7.8% in the same period last year.

     Net interest expense for the quarter decreased to approximately $208,000 as compared with $1.1 million for the same period last year. This was primarily due to the Company’s previously announced repurchase of outstanding senior notes in the second quarter of fiscal 2003 that had an effective interest rate of 29%.

     Management Perspective

     Ms. Nancy Pedot, Acting Chief Executive Officer, commented, “Upon assuming the Acting CEO role on April 11th, I initiated a comprehensive evaluation of the Company’s operations and business strategies. While our evaluation is far from complete, it is already clear that strengthening sales and merchandising, and improving business processes, must rank among our top priorities. At the same time, I have a renewed appreciation of the strength of the Party City concept, the value of our brand, and the potential of our store base. We have much work to do, but we are encouraged by the increase in pre-tax contribution from our established stores in the low double-digits, and believe that the majority of our newer stores are positioned to contribute to profitability within the next 12-18 months.”

     Ms. Pedot added, “Looking ahead to the final quarter of this fiscal year, we believe we will see flat to low single-digit comparable store sales growth. However, in view of the weakness of the economy, the transition within our organization, and our desire to have the operational flexibility to focus on the long-term prospects for Party City rather than short-term results, we feel it is prudent to withdraw our previously issued earnings guidance for fiscal 2003.”

     Year to Date Results

     For the nine months ended March 29, 2003 net sales for Company-owned stores increased 12.8% to $348.6 million from $309.0 million in the same period last year. Same-store sales for Company-owned stores increased 1.1% as compared with 5.8% for the same period last year.

     Net income for the nine-month period was $11.5 million, or $0.58 per diluted share, compared to $13.1 million, or $0.69 per diluted share in the first nine months of fiscal 2002. These results included an after tax charge of $1.3 million, or $0.07 per diluted share, related to debt retirement, as well as unusual expenses of $0.6 million, or $0.03 per diluted share, associated with the Company’s new logistics initiative and professional fees related to the implementation of a new information system.

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     Gross margin was 33.9% as compared with 34.5% in the prior year period. This gross margin percentage decline is primarily attributable to the performance of the third quarter related to the Easter shift and insurance expenses. Store operating and selling expense as a percentage of net sales was 23.3% versus 22.6% in the same period last year. General and administrative expense was 6.6% of net sales as compared with 6.3% in the comparable period of the prior fiscal year reflecting unusual expenses associated with the Company’s new logistics initiative and professional fees related to the implementation of a new information system. Net interest expense was $3.9 million compared with $4.5 million for the same period last year due primarily to the previously announced repurchase of outstanding senior notes.

     Franchise Results

     Same-store sales for the quarter for franchise stores increased 1.7% as compared with 9.7% for the same period last year. Same-store sales for the nine-month period for franchise stores increased 3.3% as compared with 4.3% for the same period last year. Sales performance in franchise stores was impacted by the Easter shift as well.

     The Company will hold a conference call May 6, 2003, at 10:00 AM Eastern Time to discuss its third quarter results. The conference call will be simultaneously broadcast live over the Internet at www.partycity.com. An on-line archive will be available on the Company’s website until May 20, 2003. Additionally, a taped replay of the call will be available until 12:00 p.m. on May 8, 2003. The replay can be accessed by dialing 800-945-1517.

     Party City Corporation is America’s largest party goods chain and currently operates 241 Company-owned stores and 241 franchise stores. To learn more about the Company, visit the Company’s web site at

http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. The impact of any unusual items resulting from ongoing evaluations on the Company’s business strategies could cause actual results to differ. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to Follow)

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Quarter ended		Nine-months ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Statement of Earnings Data
Total revenue	$99,533	$90,104	$362,730	$322,600

Company-owned stores:
Net sales	$95,846	$86,252	$348,618	$309,026
Cost of goods sold and occupancy costs	70,164	60,816	230,563	202,411

Gross profit	25,682	25,436	118,055	106,615
Store operating and selling expense	23,196	20,031	81,182	69,724

Company-owned stores profit contribution	2,486	5,405	36,873	36,891
General and administrative expense	7,223	6,707	22,928	19,409

Retail (loss) profit contribution	(4,737)	(1,302)	13,945	17,482
Franchise stores:
Royalty fees	3,607	3,652	13,757	13,031
Franchise fees	80	200	355	543

Total franchise revenues	3,687	3,852	14,112	13,574
Total franchise expense	1,755	1,612	4,963	4,826

Franchise profit contribution	1,932	2,240	9,149	8,748
(Loss) income before interest and income taxes	(2,805)	938	23,094	26,230
Interest expense, net	208	1,099	3,917	4,508

(Loss) income before income taxes	(3,013)	(161)	19,177	21,722
(Benefit) provision for income taxes	(1,205)	(65)	7,671	8,665

Net (loss) income	($1,808)	($96)	$11,506	$13,057

Basic (loss) earnings per share	($0.11)	($0.01)	$0.69	$1.01
Diluted (loss) earnings per share	($0.11)	($0.01)	$0.58	$0.69
Weighted average shares outstanding – Basic	16,653	12,982	16,617	12,909
Weighted average shares outstanding – Diluted	16,653	12,982	19,757	18,972

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PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

	March 29, 2003	March 30, 2002	June 29, 2002

	(Unaudited)	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$3,036	$7,455	$3,467
Merchandise inventory	76,156	60,952	55,867
Deferred income taxes	6,957	5,031	5,827
Other current assets	13,862	13,349	11,789

Total current assets	100,011	86,787	76,950
Property and equipment, net	53,432	46,024	49,356
Goodwill	19,172	14,206	18,016
Other assets	4,152	5,901	4,732

Total assets	$176,767	$152,918	$149,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,913	$40,846	$35,499
Accrued expenses and other current liabilities	21,139	23,191	26,744
Advances under Loan Agreement	18,637	—	—
Senior Notes, current portion	—	7,655	—

Total current liabilities	88,689	71,692	62,243
Deferred rent and other long-term liabilities	10,759	9,725	10,297
Senior Notes	—	8,759	8,915
Commitments and contingencies:
Stockholders’ equity:
Common stock $0.01 par value; 25,000,000 shares authorized; 17,177,151, 13,289,767 and 16,239,081 shares issued, respectively.	172	133	162
Additional paid-in capital	41,662	38,654	39,347
Retained earnings	41,425	25,784	29,919
Treasury shares, at cost (747,012 shares at March 29, 2003 and 284,000 shares at March 30, 2002 and June 29, 2002)	(5,940)	(1,829)	(1,829)

Total stockholders’ equity	77,319	62,742	67,599

Total liabilities and stockholders’ equity	$176,767	$152,918	$149,054

(1)	The June 29, 2002 Consolidated Balance Sheet was derived from the Company’s audited consolidated financial statements.

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PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA

	Quarter ended			Nine-months ended

	March 29,	March 30,		March 29,	March 30,
	2003	2002		2003	2002

Company-owned stores
Stores open at the beginning of the period	239	198		209	193
Stores opened and closed during the period:
New stores opened	3	2		20	6
Stores closed	(1)	—		(1)	—
Stores acquired from franchisees	—	—		2	1
External acquisitions converted during the period	—	—		11

Stores open at end of period	241	200		241	200

Average Company-owned stores open in period	240	199		233	195

Franchise stores
Stores open at the beginning of the period	240	272		242	261
New stores opened	1	5		9	19
Stores closed	—	(33	)(a)	(8)	(35	)(a)
Stores sold to Company	—	—		(2)	(1)
Stores open at end of period	241	244		241	244

Average franchise owned store open in period	240	267		244	270

Total stores chainwide	482	444		482	444
Chain-wide sales	$197,000	$186,000		$720,000	$684,000
Same store sale increase (decrease): (b)
Company-owned stores	(2.4%)	13.5%		1.1%	5.8%
Franchise stores	1.7%	9.7%		3.3%	4.3%

(a)	Includes 28 stores closed as a result of Canadian franchise bankruptcy.

(b)	Same store sales for Company-owned and franchise stores are subject to material differences based on the age of the respective stores for each group. New stores historically have had higher same store comparable sales. Approximately 30% of the comparable franchise stores have less than three full years of operation.

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PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME AND
CASH PROVIDED BY OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Quarter ended		Nine-months ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

EBITDA (a)	$1,154	$4,011	$34,186	$35,174
Depreciation and amortization	(3,959)	(3,073)	(11,092)	(8,944)
Interest expense, net	(208)	(1,099)	(3,917)	(4,508)
Benefit (provision) for income taxes	1,205	65	(7,671)	(8,665)

Net (loss) income	$(1,808)	$(96)	$11,506	$13,057

Net (loss) income	$(1,808)	$(96)	$11,506	$13,057
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,959	3,073	11,092	8,944
Deferred taxes	92	3,403	(349)	462
Non-cash interest	30	285	1,584	1,128
Deferred rent and other long-term liabilities	76	117	463	1,024
Equity based compensation	47	36	799	257
Provision for doubtful accounts	142	(210)	(460)	59
Changes in assets and liabilities:
Merchandise inventory	(6,967)	(5,377)	(19,882)	(12,620)
Other current assets and other assets	5,590	4,203	(1,677)	(1,242)
Accounts payable, accrued expenses and other current liabilities	(10,146)	(10,392)	7,810	9,858

Net cash (used in) provided by operating activities	$(8,985)	$(4,958)	$10,886	$20,927

(a)	The Company’s definition of EBITDA is earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. The Company has presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. The Company’s computation of EBITDA may not be comparable to similar titled measures of other companies.

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